UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2025

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39082	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 Ponce de Leon Blvd., Floor 3 Coral Gables, FL	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 629-1376

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, $0.001 par value per share	RLMD	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On November 4, 2025, Relmada Therapeutics, Inc. (the “Company”) made available an investor presentation to be used during investor meetings. A copy of the investor presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Also on November 4, 2025, the Company issued a press release announcing (i) Food and Drug Administration (“FDA”) feedback on its proposed NDV-01 Phase III trials and (ii) nine-month safety and efficacy data. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K and in Exhibits 99.1 and 99.2 attached hereto will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into any filing under the Securities Act of 1933 or into another filing under the Exchange Act, unless that filing expressly incorporates this information by reference.

Item 8.01  Other Events.

FDA Feedback on proposed NDV-01 Phase III Trials

The FDA indicated that in the Bacillus Calmette-Guerin (BCG)-unresponsive setting, a single arm trial may be acceptable in a patient population refractory to other therapies, with the details of such a design to be discussed further with the FDA. The FDA also indicated that, a randomized, post-transurethral resection of the bladder tumor (“TURBT”) adjuvant study comparing NDV-01 to observation in intermediate risk non-muscle invasive bladder cancer (NMIBC) patients with a time-to-event primary endpoint is generally acceptable, subject to submission of the intended trial design and endpoint definition to the FDA in a meeting package. In addition, the FDA agreed with our proposal to rely on FDA’s prior findings of safety for Gemzar and Taxotere and published literature for the nonclinical safety assessment of NDV-01 because this is a proposed 505(b)(2) approval. Based on this feedback, we will be requesting Type B meetings with the FDA for the randomized intermediate-risk NMIBC trial and for the BCG-unresponsive trial. We have protocols in active development for both the single-arm study in BCG-unresponsive NMIBC with carcinoma in situ (CIS) who are refractory to other therapies, which would enroll approximately 100 patients, and the randomized intermediate-risk NMIBC trial, which would enroll approximately 266 patients.

There can be no assurance that the FDA will agree that our new protocols and plans are sufficient to support approval of NDV-01 and we may not be able to proceed with our Phase III clinical trials on our proposed timetable.

Nine-Month Safety and Efficacy Data

We obtained nine-month safety and efficacy data for our Phase II study of NDV-01 in high-risk NMIBC. Among 36 enrolled patients who received at least one dose, no new safety signals were observed with respect to the type, frequency or severity of adverse events. No patients experienced Grade ≥3 treatment-related adverse events, and no patients discontinued treatment due to adverse events. Of the 36 patients, 22 (61%) experienced a treatment-related adverse event. Among treatment-related adverse events, 62% were transient uncomfortable urination (dysuria), 9% were asymptomatic positive urine culture and 7% were hematuria. The below table summarizes the efficacy data from the study.

Complete Response (CR)	% (n/N)
Anytime	92% (23/25)
3 months	84% (21/25)
6 months	87% (20/23)*
9 months	85% (17/20)*

*	Includes patients with CR after re-induction. 60% CR rate after re-induction.

Two patients have reached the 12-month assessment, and both have a CR. No patient has progressed to muscle-invasive disease and no patient has undergone radical cystectomy. 11 patients are awaiting the three-month response assessment.

Preliminary Financial Information as of September 30, 2025

While we have not completed our quarter-end financial close process, we expect to report that we had approximately $13.9 million of cash, cash equivalents and short-term investments as of September 30, 2025. This amount is preliminary, has not been audited and is subject to change upon completion of our financial statement closing procedures, and any changes could be material. Additional information and disclosures would be required for a more complete understanding of our financial position as of September 30, 2025, which are not available as of the date of this prospectus supplement. The unaudited financial data included in this prospectus supplement has been prepared by, and is the responsibility of, management of the Company. Our independent registered public accounting firm, CBIZ CPAs P.C., has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data set forth above. Accordingly, CBIZ CPAs P.C. does not express an opinion or any other form of assurance with respect thereto. We expect to complete our audited financial statements as of and for the quarter ended September 30, 2025 subsequent to the completion of this offering. Accordingly, undue reliance should not be placed on this preliminary estimate.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Investor Presentation, dated November 4, 2025
99.2	Press Release, dated November 4, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2025	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer

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